Exhibit 99.1

GI Dynamics, Inc. – ASX Announcement

ENDO TRIAL PLACED ON ENROLLMENT HOLD

Company to provide risk-benefit analysis of U.S. patients to FDA.

Monitoring and data collection for currently enrolled patients to continue.

Conference call at 6:00 p.m. EST on 5 March 2015 (10:00 a.m. AEDT on 6 March 2015)

LEXINGTON, Massachusetts, United States and SYDNEY, Australia – 5 March 2015 – GI Dynamics, Inc. (ASX: GID) (GI Dynamics or the Company), a medical device company developing innovative treatments for type 2 diabetes and obesity, announced today that the U.S. Food and Drug Administration (FDA) has placed a hold on enrollment in the Company’s ongoing pivotal clinical trial of EndoBarrier® Therapy (the ENDO Trial) in the U.S. Monitoring and data collection involving patients currently enrolled in the ENDO Trial will continue.

The decision to hold further enrollment results from 4 cases of a bacterial infection of the liver, known as hepatic abscess, among the 325 subjects currently enrolled in the ENDO Trial. Hepatic abscess is a known event related to the use of EndoBarrier but has recently presented at a higher than anticipated rate in the ENDO Trial. The FDA has therefore requested additional information to further assess the risk:benefit profile of the EndoBarrier in the ENDO Trial.

Outside of the U.S., the incidence rate of hepatic abscess is approximately 1% based on experience with more than 2,900 units shipped commercially since 2009. GI Dynamics believes that EndoBarrier’s overall risk:benefit profile, as established outside of the U.S., remains favorable. EndoBarrier therefore continues to be available for use by physicians and patients in the multiple countries where it is approved.

Patient safety is GI Dynamics’ first priority. The Company has already implemented several risk mitigation strategies in the ENDO Trial and is expeditiously working to submit the requested information to the FDA for their review in an effort to resume enrollment.

GI Dynamics will hold a conference call at 6:00 p.m. EST on 5 March 2015 (10:00 a.m. AEDT on 6 March 2015) to update investors regarding the ENDO Trial.

Accessing the Conference Call via Webcast:

A live webcast of the call will be available on the GI Dynamics website at investor.gidynamics.com. The webcast can be directly accessed at: http://edge.media-server.com/m/p/jrxp4vrf/lan/en

Accessing the Conference Call via Telephone:

For those preferring to listen by telephone, please dial in five minutes prior to the start of the call and provide the passcode 39151898. Regional dial in numbers are as follows:

•	United States callers please dial toll free 1(888) 771-4371

•	Australia callers please dial toll free 1 800 507 265

•	International callers please dial 1 847 585 4405

www.gidynamics.com

US OFFICE & HEADQUARTERS:	25 Hartwell Avenue, Lexington MA 02421 T +1 (781) 357-3300 F +1 (781) 357-3301
EUROPEAN OFFICE:	Prinzenallee 7, 40549 Dusseldorf, Germany T: +49 211 5239 1572
AUSTRALIAN OFFICE:	Level 8, 17-19 Bridge Street, Sydney, NSW 2000 T +61 2 9325 9046
GI Dynamics, Inc., is a corporation incorporated in Delaware, USA, whose stockholders have limited liability. ARBN 151 239 388

GI Dynamics, Inc. - ASX Announcement	Page 2

Replay archive:

The webcast will be archived for 30 days following the call on the GI Dynamics website at investor.gidynamics.com.

About GI Dynamics

GI Dynamics, Inc. (ASX: GID) is the developer of EndoBarrier®, the first endoscopically-delivered device therapy approved for the treatment of obese type 2 diabetes with BMI ≥ 30 kg/m2, or obese patients with BMI ≥ 30 kg/m2 with ≥ 1 comorbidities, or obese patients with BMI >35 kg/m2. The liner is indicated for a maximum implant duration of 12 months. EndoBarrier is approved and commercially available in multiple countries outside the U.S. EndoBarrier is not approved for sale in the U.S. and is limited by federal law to investigational use only in the United States. GI Dynamics is conducting a pivotal clinical trial of EndoBarrier in the U.S. for the treatment of patients who have uncontrolled type 2 diabetes and are obese. Founded in 2003, GI Dynamics is headquartered in Lexington, Massachusetts. For more information, please visit www.gidynamics.com.

Forward-Looking Statements

This announcement contains forward-looking statements concerning: our development and commercialization plans; our potential revenues and revenue growth, costs, excess inventory, profitability and financial performance; our ability to obtain reimbursement for our products; our clinical trials, and associated regulatory submissions and approvals; the number and location of commercial centres offering the EndoBarrier®; and our intellectual property position. These forward-looking statements are based on the current estimates and expectations of future events by the management of GI Dynamics, Inc. as of the date of this announcement and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those indicated in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the possibility that clinical trials will not be successful or confirm earlier results; risks associated with obtaining funding from third parties; risks relating to the timing and costs of clinical trials, the timing of regulatory submissions, the timing, receipt and maintenance of regulatory approvals, the timing and amount of other expenses, and the timing and extent of third-party reimbursement; risks associated with commercial product sales, including product performance; competition; risks related to market acceptance of products; intellectual property risks; risks related to excess inventory; risks related to assumptions regarding the size of the available market, benefits of our products, product pricing, timing of product launches, future financial results and other factors including those described in our filings with the U.S. Securities and Exchange Commission. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

Investor Enquiries:	Media Enquiries:

United States Michael Dale, President & CEO +1 (781) 357-3310	United States/Europe: Berry, Berry & Company Public Relations, LLC +1 (212) 253-8881

Australia David Allen or John Granger Hawkesbury Partners Pty Limited +61 2 9325 9046	Australia: Angela Ceberano, Flourish PR +61 3 9092 8445

www.gidynamics.com

US OFFICE & HEADQUARTERS:	25 Hartwell Avenue, Lexington MA 02421 T +1 (781) 357-3300 F +1 (781) 357-3301
EUROPEAN OFFICE:	Prinzenallee 7, 40549 Dusseldorf, Germany T: +49 211 5239 1572
AUSTRALIAN OFFICE:	Level 8, 17-19 Bridge Street, Sydney, NSW 2000 T +61 2 9325 9046
GI Dynamics, Inc., is a corporation incorporated in Delaware, USA, whose stockholders have limited liability. ARBN 151 239 388